News Release

American National Insurance Company, Galveston, Texas
Contact: Steve Pavlicek (409) 766-6447

For Immediate Release

AMERICAN NATIONAL ANNOUNCES SECOND QUARTER 2009 RESULTS

Galveston, Texas – July 28, 2009- American National Insurance Company (Nasdaq: ANAT) announced a second quarter 2009 net loss of $4,355,000 ($ 0.16 per basic share) compared to a net loss of $2,935,000 ($0.11 per basic share) for the same period in 2008.  The losses in both years were primarily the result of catastrophe losses in the property and casualty business.

After tax operating earnings for the second quarter were $1,331,000 ($ 0.05 per basic share) compared with a loss of $119,000 ($0.00 per basic share) for the same period in 2008.  After tax operating earnings exclude after tax net realized investment gains and losses.

After tax net realized investment losses were $5,686,000 ($ 0.21 per basic share) for the second quarter of 2009 compared with net realized investment losses of $2,816,000 ($0.11 per basic share) for the same period in 2008.

YEAR-TO-DATE RESULTS

Net income for the six months ended June 30, 2009 totaled a loss of $52,050,000 ($1.96 per basic share) compared to net income of $36,090,000 ($1.36 per basic share) for the first half of 2008.  The after tax operating earnings for the first six months totaled $1,386,000 ($0.05 per basic share) compared to $42,537,000 ($1.60 per basic share) for the same period in 2008. After tax operating earnings exclude after tax net realized investment gains and losses, which totaled a net realized loss of $53,436,000 ($2.01 per basic share) for the first half of 2009 compared to a net realized loss of $6,447,000 ($0.24 per basic share) in the same period of 2008.

OPERATIONS

Net Income for the second quarter of 2009 improved significantly from the first quarter due to a lower amount of Other Than Temporary Impairments (OTTI) on invested assets.  In the first quarter, the OTTI amounts totaled $68 million, whereas in the second quarter, OTTI was $6 million.

Total assets as of June 30, 2009 grew to $19.2 billion, a 4.75% increase since the end of 2008.  Stockholders’ Equity as of June 30, 2009 was $3.2 billion, up 3.69% since the end of 2008 and up 6.46% since the end of the first quarter of 2009.  This improvement in Stockholders’ Equity represents a significant change from the negative trend through the first quarter of 2009, which occurred during the peak of the financial industry turmoil.

Sales of deferred fixed annuities stayed strong during the first half of 2009.  This is reflected in Policy Deposits Received, which for the first half of 2009 were $1.3 billion, a 5.18% increase over the same period in 2008.

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The before tax net loss from operations for the first half of 2009 was heavily impacted by losses of $42.6 million in the Property and Casualty segment. Weather related losses were much heavier than expected, with actual catastrophe related losses being the second highest on record for the first half of the year.  The auto line also saw an increase in bodily injury claim severity.  The recent trend of competition pushing rates down, particularly in the auto market, has reversed and rate increases are now being implemented which should result in improved operating results for the remainder of 2009 and into 2010.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues	$727,790,000	$733,854,000	$1,379,787,000.	$1,460,290,000.
After-tax earnings (losses):
Operating earnings (losses) **	$1,331,000	$(119,000)	$1,386,000	$42,537,000
Net realized investment gains (losses)	$(5,686,000)	$(2,816,000)	$(53,436,000)	$(6,447,000)
Net income (loss)	$(4,355,000)	$(2,935,000)	$(52,050,000)	$36,090,000

Per share earnings (losses):
Operating earnings – Basic **	$0.05	$(0.00)	$0.05	$1.60
Net realized investment losses – Basic	$(0.21)	$(0.11)	$(2.01)	$(0.24)
Net income (loss) – Basic	$(0.16)	$(0.11)	$(1.96)	$1.36

Weighted average number of shares
upon which computations are based:
Basic	26,498,832	26,479,832	26,498,832	26,479,832

	As of
	June 30, 2009	December 31, 2008

Book value per basic share	$122.62	$118.35

*     Results are preliminary and unaudited.  American National expects to file its second quarter Form 10-Q in August.
**  Operating earnings exclude after-tax realized investment gains and losses.  The sum of Operating earnings (losses) and Realized investment gains (losses) is equal to Net income (loss).

American National Insurance Company is headquartered in Galveston, Texas.  American National has over $19.2 billion in assets and is rated A (Excellent) by A.M. Best Company, and AA- (Very Strong) by Standard & Poor’s. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension plan services and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures.  American National’s major insurance subsidiaries include American National Life Insurance Company of Texas, Standard Life and Accident Insurance Company, Garden State Life Insurance Company, American National Property and Casualty Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company’s web site at www.anico.com.

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The statements contained in this release that are not historical statements, including statements regarding future performance, plans and projections, are forward-looking statements based on management’s current expectations.  Such forward-looking statements are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties detailed in the Company’s financial statements and in the Company’s Form 10 registration statement filed with the Securities and Exchange Commission.  Actual results may differ materially from these statements due to changes in business, regulatory, competitive, market, economic, and political factors that are beyond our control.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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